Exhibit 99.1

	Investor Contact:	Media Contact:
Press Release	Will Gabrielski	Brendan Ranson-Walsh
	Vice President, Investor Relations	Vice President, Global Communications & Corporate Responsibility
	213.593.8208	213.996.2367
	William.Gabrielski@aecom.com	Brendan.Ranson-Walsh@aecom.com

AECOM reports third quarter fiscal year 2019 results

LOS ANGELES (August 6, 2019) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today reported third quarter fiscal year 2019 results.

	Third Quarter					Year-to-Date Fiscal 2019
($ in millions, except EPS)	As Reported	Adjusted(1) (Non-GAAP)	As Reported YoY % Change		Adjusted YoY % Change	As Reported	Adjusted(1) (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$4,980	—	(3)%		—	$15,058	—	1%	—
Operating Income	$193	$226	20%		12%	$445	$621	79%	15%
Net Income	$84	$115	37%		14%	$213	$313	306%	4%
EPS (Fully Diluted)	$0.52	$0.72	41%		16%	$1.34	$1.97	319%	6%
EBITDA	—	$244	—		10%	—	$687	—	14
Backlog	$58,866	—	10	%(2)	—

Third Quarter and Year-to-Date Fiscal 2019 Accomplishments:

•                  Revenue of $5.0 billion in the third quarter decreased by 3% over the prior year and included 10% organic(3) growth in the Management Services segment and continued underlying growth in the Americas design business, which was offset by anticipated lower levels of storm recovery work in the U.S. Virgin Islands.

•                  The DCS segment operating margin and adjusted operating margin(1) of 7.2% and 7.4%, respectively, was at the highest level in three years, buoyed by the already-actioned $225 million G&A reduction plan and strong execution.

•                  Net income and diluted earnings per share were $84 million and $0.52 in the third quarter, respectively, compared to $61 million and $0.37 in the prior year; on an adjusted basis, diluted earnings per share(1) was $0.72, an increase of 16% from the prior year.

•                  Third quarter adjusted EBITDA(1) increased by 10% over the prior year to $244 million and year-to-date adjusted EBITDA increased by 14% to $687 million due primarily to higher margins and increased profitability in the DCS segment.

•                  Year-to-date wins of $21.2 billion resulted in a 1.3 book-to-burn(4) ratio and 10%(2) total backlog growth to nearly $59 billion; backlog across all segments remains near-record levels.

•                  The Company reiterated its full year financial guidance for adjusted EBITDA(1) growth of 12% at the mid-point of the $920-$960 million range, adjusted EPS(1) in the range of $2.60-$2.90; free cash flow(5) is now expected to be at the lower end of the annual $600 to $800 million guidance range due to the timing of collections, primarily related to storm recovery work in the U.S. Virgin Islands, which is expected to be fully funded by FEMA.

Expanding on Strategic Value Creation Actions with Additional Margin Improvement Plan:

•                  Building on the success of AECOM’s strategic value creating and margin enhancing actions to-date, as demonstrated by the 100 basis point year-to-date adjusted operating margin improvement in the DCS segment, AECOM announced additional restructuring actions expected to commence later this year to further enhance margins by aligning the Company’s cost structure with its transforming business profile.

•                  The Company is increasing its adjusted operating margin(1) target for the DCS segment in fiscal 2020 by 50 basis points to at least 8.0%, which would represent a 210 basis point increase from the fiscal 2018 margin; this guidance continues to reflect the expected benefit in fiscal 2020 from the already-executed $225 million G&A reduction.

•                  These actions underscore the Company’s commitment to delivering on its expectation for fiscal 2020 adjusted EBITDA to be in excess of $1 billion.

•                  The Company will provide formal financial guidance for fiscal 2020 and additional details on the restructuring actions as part of its fourth quarter earnings presentation and at its Investor Day in December.

•                  On June 17th, the Company announced its intent to pursue a separation of the Management Services segment. The Company continues to make significant progress on the many activities associated with the separation.

•                  In addition, the Company continues to take actions to de-risk its portfolio with the goal of further honing management’s focus on its higher-returning and lower-risk professional services businesses where its competitive advantages are greatest, including the recently closed sales of its Oil & Gas Production Services and International Development businesses as well as ongoing actions to exit more than 30 countries.

•                  The Company is also continuing its accelerated review of its at-risk construction businesses with a stated goal of having zero self-perform at-risk construction exposure.

“The strategic actions we have taken over the past two years and continue to take are delivering positive results, including 14% year-to-date adjusted EBITDA growth, a 100 basis point increase in year-to-date DCS margins including a three year high margin achieved in the third quarter, and continued near record backlog across the business,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “We are focused on executing our plan to maximize shareholder value and best position for long-term success, including a continued emphasis on de-risking the business, execution of the planned separation of the Management Services segment, and maximizing the benefit from the already-completed $225 million G&A reduction. To further build on this momentum, today we announced additional margin-enhancing cost reduction efforts that we expect will deliver another substantial increase in the DCS margin in fiscal 2020. Importantly, our markets are growing and, as a result, we are increasingly confident in our ability to achieve our long-term financial and strategic objectives and in driving substantial shareholder value.”

“We are pleased with our strong earnings performance, and the already-realized and anticipated benefits from our value creation efforts,” said W. Troy Rudd, AECOM’s chief financial officer. “We are focused on our lower-risk and higher-returning businesses that generate consistently strong free cash flow and have contributed to us achieving free cash flow near the mid-point of our guidance for the past four years. However, year-to-date cash flow performance was below expectations. This continues to be driven by timing, and we are actively focused on driving towards the low end of our annual guidance range, including our continued focus on collecting a large outstanding balance from storm recovery efforts for our client in the U.S. Virgin Islands, which is expected to be fully funded by FEMA. Importantly, total debt declined by $81 million, and we are executing on our capital allocation priorities and leverage targets through further debt reduction and EBITDA growth.”

Wins and Backlog

Wins were $3.4 billion and resulted in a book-to-burn ratio(4) of 0.6. The book-to-burn ratio in the DCS segment was 1.0. Wins in the CS and MS segments are inherently lumpier, as evidenced by 1.9 and 1.5 book-to-burn ratios in the fiscal second quarter, respectively, and 0.5 and 0.4 book-to-burn ratios in the fiscal third quarter. Importantly, year-to-date wins of $21.2 billion were near a record level, and total backlog of nearly $59 billion is up 10%(2) over the prior year and provides for strong visibility.

Business Segments

Design & Consulting Services (DCS)

The DCS segment delivers planning, consulting, architectural and engineering design services to commercial and government clients worldwide in markets such as transportation, facilities, environmental, energy, water and government.

Revenue in the third quarter was $2.1 billion and decreased by 2%. Constant-currency organic(3) revenue was unchanged from the prior year. Excluding the negative impact from the reduction in storm recovery activity in the U.S. Virgin Islands, constant-currency organic revenue increased slightly. This performance included continued solid underlying growth in the Americas and varied growth in international design markets.

Operating income was $147 million compared to $120 million in the year-ago period. On an adjusted basis, operating income(1) was $151 million compared to $128 million in the year-ago period. The adjusted operating margin of 7.4% was a 130 basis point increase over the prior year and marked the highest margin in the past three years, which reflected the benefits from the already-executed $225 million of G&A reductions, solid execution against a near record level of backlog and continued favorable end market trends.

Construction Services (CS)

The CS segment provides construction services for energy, sports, commercial, industrial, and public and private infrastructure clients.

Revenue in the third quarter was $1.9 billion and decreased by 10%. Constant-currency organic(3) revenue decreased by 9% due primarily to a decline in the Building Construction business as activities on major projects transition to new large wins that have yet to begin construction and the anticipated decline in the Power business following the Company’s decision to extract itself from the fixed-price combined cycle gas power market and as a large project nears completion.

Operating income was $29 million compared to $9 million in the year-ago period. On an adjusted basis, operating income(1) was $49 million compared to $34 million in the year-ago period. The increase in adjusted operating income was due to solid performance across the portfolio of projects.

Management Services (MS)

The MS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems-integration services and information technology services, primarily for agencies of the U.S. government, national governments around the world and commercial customers.

Revenue in the third quarter was $1.0 billion, and set a new quarterly record. Revenue and organic(3) revenue increased by 10%, marking the fourth consecutive quarter of double-digit revenue growth. This performance included strong conversion of a record backlog and a continued strong funding environment for the U.S. Departments of Defense and Energy clients that represent approximately 77% of the segment’s revenue.

Operating income was $52 million compared to $66 million in the year-ago period. On an adjusted basis, operating income(1) was $61 million compared to $76 million in the year-ago period. Excluding a benefit from an anticipated recovery on a federal project included in the prior year quarter, adjusted operating income was consistent with the prior year.

AECOM Capital (ACAP)

The ACAP segment invests in and develops real estate projects. Revenue in the third quarter was $1.4 million and operating income was $0.7 million.

Tax Rate

The effective tax rate in the third quarter was 25.8%. On an adjusted basis, the effective tax rate was 25.0%. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.(6) The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Cash Flow

Operating cash flow for the third quarter was $77 million and free cash flow(5) was $52 million. Cash flow reflected normal second half weighted seasonality to collections. However, the Company continues to pursue a substantial balance related to storm recovery work in the U.S. Virgin Islands, the timing of which remains uncertain. As a result, the Company now anticipates its annual free cash flow for fiscal 2019 to be at the lower end of its annual $600 million to $800 million guidance range.

Balance Sheet and Capital Allocation

As of June 30, 2019, AECOM had $794 million of total cash and cash equivalents, $3.9 billion of total debt, $3.1 billion of net debt and $1.11 billion in unused capacity under its $1.35 billion revolving credit facility. Total debt declined by $81 million during the quarter and remains on track to achieve its leverage targets in fiscal 2020.

Financial Outlook and Impacts of Strategic Actions

AECOM’s fiscal 2019 financial guidance is as follows:

Fiscal Year 2019 Outlook
Adjusted EBITDA(1)	$920 - $960 million
Adjusted EPS(1)	$2.60 — $2.90
Adjusted Interest Expense (excluding amortization of deferred financing fees)	$200 million
Amortization(7)	$89 million
Full-Year Share Count	160 million
Effective Tax Rate for Adjusted Earnings(6)	~25%
Capital Expenditures(8)	~$120 million

Included in the Company’s fiscal 2019 guidance is approximately $13 million of EBITDA from AECOM Capital contributions.

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company’s results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at http://investors.aecom.com. The webcast will be available for replay following the call.

(1) Excluding acquisition and integration-related items, transaction-related expenses, financing charges in interest expense, foreign exchange gains, the amortization of intangible assets, financial impacts associated with expected and actual dispositions of non-core businesses and assets, restructuring costs and the revaluation of deferred taxes and one-time tax repatriation charge associated with U.S. tax reform. If an individual adjustment has no financial impact then the individual adjustment is not reflected in the Regulation G Information tables. See Regulation G Information for a reconciliation of Non-GAAP measures.

(2) On a constant-currency basis.

(3) Organic growth is year-over-year at constant currency and excludes revenue associated with actual and planned non-core asset and business dispositions. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

(4) Book-to-burn ratio is defined as the amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

(5) Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

(6) Inclusive of non-controlling interest deduction and adjusted for acquisition and integration expenses, financing charges in interest expense, the amortization of intangible assets and financial impacts associated with actual and planned dispositions of non-core businesses and assets.

(7) Amortization of intangible assets expense includes the impact of amortization included in equity in earnings of joint ventures and non-controlling interests.

(8) Capital expenditures, net of proceeds from disposals.

About AECOM

AECOM (NYSE:ACM) is built to deliver a better world. We design, build, finance and operate critical infrastructure assets for governments, businesses and organizations. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $20.2 billion during fiscal year 2018. See how we deliver what others can only imagine at aecom.com and @AECOM.

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue, cost savings, profitability, cash flows, tax rate, share count, stock repurchases, interest expense, capital expenditures, amortization of intangible assets and financial fees, or other financial items, any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, exposure to self-perform at-risk construction, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the potential separation of the Management Services segment from AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; long-term government contracts and subject to uncertainties related to government contract appropriations; government shutdowns; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with business laws and regulations; maintaining adequate surety and financial capacity; high leveraged and potential inability to service our debt and guarantees; exposure to Brexit and tariffs; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks and costs associated with the pre and post separation of the Management Services segment from AECOM; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, adjusted interest expense, organic revenue, and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, adjusted EPS, adjusted net/operating income, adjusted tax rate and adjusted interest expense to exclude the impact of non-operating items, such as amortization expense, taxes, acquisition and integration expenses, and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present constant currency information, such as organic revenue, to help assess how our underlying businesses performed excluding the effect of foreign currency rate fluctuations to aid investors in better understanding our international operational performance.

This press release contains information related to future restructuring actions that are expected to commence upon the adoption of a plan per applicable accounting standards.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

When we provide our long term projections for organic revenue growth, adjusted EBITDA, adjusted EPS growth, and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to the length, high variability, complexity and low visibility associated with the non-GAAP expectation projected against the multi-year forecast which could significantly impact the GAAP measure.

AECOM

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30, 2018	June 30, 2019	% Change	June 30, 2018	June 30, 2019	% Change

Revenue	$5,147,920	$4,980,204	(3.3)%	$14,849,662	$15,057,721	1.4%
Cost of revenue	4,962,741	4,770,960	(3.9)%	14,387,059	14,482,502	0.7%
Gross profit	185,179	209,244	13.0%	462,603	575,219	24.3%

Equity in earnings of joint ventures	12,863	28,563	122.1%	55,621	67,030	20.5%
General and administrative expenses	(35,159)	(37,534)	6.8%	(100,046)	(110,867)	10.8%
Restructuring costs	—	—	NM	—	(79,170)	NM
Loss on disposal activities	(2,149)	(7,404)	244.5%	(2,149)	(7,404)	244.5%
Impairment of assets held for sale, including goodwill	—	—	NM	(168,178)	—	(100.0)%
Income from operations	160,734	192,869	20.0%	247,851	444,808	79.5%

Other income	2,752	4,886	77.5%	17,542	12,749	(27.3)%
Interest expense	(55,213)	(55,764)	1.0%	(211,955)	(169,618)	(20.0)%
Income before income tax expense (benefit)	108,273	141,991	31.1%	53,438	287,939	438.8%

Income tax expense (benefit)	33,131	36,603	10.5%	(38,362)	23,946	(162.4)%

Net income	75,142	105,388	40.3%	91,800	263,993	187.6%

Noncontrolling interests in income of consolidated subsidiaries, net of tax	(14,232)	(21,650)	52.1%	(39,309)	(50,891)	29.5%

Net income attributable to AECOM	$60,910	$83,738	37.5%	$52,491	$213,102	306.0%

Net income attributable to AECOM per share:
Basic	$0.38	$0.53	39.5%	$0.33	$1.36	312.1%
Diluted	$0.37	$0.52	40.5%	$0.32	$1.34	318.8%

Weighted average shares outstanding:
Basic	160,395	157,429	(1.8)%	159,266	156,822	(1.5)%
Diluted	163,213	159,787	(2.1)%	162,426	159,269	(1.9)%

NM — not meaningful

Balance Sheet and Cash Flow Information

(unaudited - in thousands)

	September 30, 2018	June 30, 2019
Balance Sheet Information:
Total cash and cash equivalents	$886,733	$793,567
Accounts receivable and contract assets — net	5,468,821	5,828,118
Working capital	997,645	1,331,120
Total debt, excluding unamortized debt issuance costs	3,673,463	3,852,507
Total assets	14,681,131	14,795,212
Total AECOM stockholders’ equity	4,092,780	4,303,004

AECOM

Reportable Segments

(unaudited - in thousands)

	Design & Consulting Services	Construction Services	Management Services	AECOM Capital	Corporate	Total
Three Months Ended June 30, 2019
Revenue	$2,055,281	$1,898,220	$1,025,260	$1,443	$—	$4,980,204
Cost of revenue	1,912,726	1,881,901	976,333	—	—	4,770,960
Gross profit	142,555	16,319	48,927	1,443	—	209,244
Equity in earnings of joint ventures	4,614	19,657	3,531	761	—	28,563
General and administrative expenses	—	—	—	(1,491)	(36,043)	(37,534)
Loss on disposal activities	—	(7,404)	—	—	—	(7,404)
Income (loss) from operations	$147,169	$28,572	$52,458	$713	$(36,043)	$192,869

Gross profit as a % of revenue	6.9%	0.9%	4.8%	—	—	4.2%

Three Months Ended June 30, 2018
Revenue	$2,105,219	$2,106,720	$935,981	$—	$—	$5,147,920
Cost of revenue	1,989,093	2,097,586	876,062	—	—	4,962,741
Gross profit	116,126	9,134	59,919	—	—	185,179
Equity in earnings of joint ventures	4,275	2,276	6,312	—	—	12,863
General and administrative expenses	—	—	—	(3,682)	(31,477)	(35,159)
Loss on disposal activities	—	(2,149)	—	—	—	(2,149)
Income (loss) from operations	$120,401	$9,261	$66,231	$(3,682)	$(31,477)	$160,734

Gross profit as a % of revenue	5.5%	0.4%	6.4%	—	—	3.6%

Nine Months Ended June 30, 2019
Revenue	$6,185,757	$5,830,523	$3,034,578	$6,863	$—	$15,057,721
Cost of revenue	5,797,783	5,794,286	2,890,433	—	—	14,482,502
Gross profit	387,974	36,237	144,145	6,863	—	575,219
Equity in earnings of joint ventures	14,023	34,290	10,720	7,997	—	67,030
General and administrative expenses	—	—	—	(4,899)	(105,968)	(110,867)
Restructuring costs	—	—	—	—	(79,170)	(79,170)
Loss on disposal activities	—	(7,404)	—	—	—	(7,404)
Income (loss) from operations	$401,997	$63,123	$154,865	$9,961	$(185,138)	444,808

Gross profit as a % of revenue	6.3%	0.6%	4.8%	—	—	3.8%

Contracted backlog	$9,417,899	$10,698,250	$3,074,039	$—	$—	$23,190,188
Awarded backlog	6,843,304	11,615,928	15,098,012	—	—	33,557,244
Unconsolidated JV backlog	—	1,377,747	740,447	—	—	2,118,194
Total backlog	$16,261,203	$23,691,925	$18,912,498	$—	$—	$58,865,626

Nine Months Ended June 30, 2018
Revenue	$6,051,864	$6,120,549	$2,677,249	$—	$—	$14,849,662
Cost of revenue	5,737,658	6,097,631	2,551,770	—	—	14,387,059
Gross profit	314,206	22,918	125,479	—	—	462,603
Equity in earnings of joint ventures	14,500	16,890	24,231	—	—	55,621
General and administrative expenses	—	—	—	(9,169)	(90,877)	(100,046)
Loss on disposal activities	—	(2,149)	—	—	—	(2,149)
Impairment of assets held for sale, including goodwill	—	(168,178)	—	—	—	(168,178)
Income (loss) from operations	$328,706	$(130,519)	$149,710	$(9,169)	$(90,877)	$247,851

Gross profit as a % of revenue	5.2%	0.4%	4.7%	—	—	3.1%

Contracted backlog	$9,326,176	$10,558,903	$3,212,884	$—	$—	$23,097,963
Awarded backlog	7,338,587	4,935,679	15,284,218	—	—	27,558,484
Unconsolidated JV backlog	—	2,190,808	946,732	—	—	3,137,540
Total backlog	$16,664,763	$17,685,390	$19,443,834	$—	$—	$53,793,987

AECOM

Regulation G Information

($ in millions)

Reconciliation of Revenue to Amounts Provided by Acquired Companies

	Three Months Ended June 30, 2019			Nine Months Ended June 30, 2019
	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies
Revenue:
AECOM Consolidated	$4,980.2	$—	$4,980.2	$15,057.7	$35.8	$15,021.9
Design & Consulting Services	2,055.3	—	2,055.3	6,185.7	—	6,185.7
Construction Services	1,898.2	—	1,898.2	5,830.5	35.8	5,794.7
Management Services	1,025.3	—	1,025.3	3,034.6	—	3,034.6

Reconciliation of Net Income Attributable to AECOM to EBITDA and to Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	Jun 30, 2018	Mar 31, 2019	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019

Net income attributable to AECOM	$60.9	$77.9	$83.7	$52.5	$213.1
Income tax expense (benefit)	33.1	20.9	36.6	(38.4)	23.9
Income attributable to AECOM before income taxes	94.0	98.8	120.3	14.1	237.0
Depreciation and amortization expense(1)	68.0	66.4	66.1	212.5	196.8
Interest income(2)	(2.3)	(3.0)	(3.5)	(7.5)	(9.2)
Interest expense(3)	52.7	55.4	53.3	196.9	162.2
EBITDA	$212.4	$217.6	$236.2	$416.0	$586.8
Transaction-related expenses	—	4.4	4.7	—	9.1
Non-core operating losses (income)	18.7	1.1	(0.1)	39.9	16.0
Impairment of assets held for sale, including goodwill	—	—	—	168.2	—
Acquisition and integration-related items	(6.5)	(3.7)	(3.8)	(6.5)	(11.4)
Restructuring costs	—	15.9	—	—	79.2
Loss on disposal activities	2.1	—	7.4	2.1	7.4
FX gain from forward currency contract	—	—	—	(9.1)	—
Depreciation expense included in non-core operating losses and acquisition and integration items above	(3.7)	(0.2)	(0.2)	(7.5)	(0.6)
Adjusted EBITDA	$223.0	$235.1	$244.2	$603.1	$686.5

(1) Includes the amount for noncontrolling interests in consolidated subsidiaries;   (2) Included in other income;   (3) Excludes related amortization

Reconciliation of Total Debt to Net Debt

	Balances at:
	Jun 30, 2018	Mar 31, 2019	Jun 30, 2019
Short-term debt	$47.4	$48.4	$44.9
Current portion of long-term debt	125.6	109.9	114.7
Long-term debt, gross	3,756.7	3,775.6	3,692.9
Total debt excluding unamortized debt issuance costs	3,929.7	3,933.9	3,852.5
Less: Total cash and cash equivalents	801.4	826.9	793.6
Net debt	$3,128.3	$3,107.0	$3,058.9

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended			Nine Months Ended
	Jun 30, 2018	Mar 31, 2019	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019
Net cash provided by (used in) operating activities	$71.9	$107.4	$76.9	$242.7	$(16.1)
Capital expenditures, net	(23.5)	(22.5)	(24.7)	(65.7)	(69.1)
Free cash flow	$48.4	$84.9	$52.2	$177.0	$(85.2)

	Fiscal Years Ended Sep 30,
	2015	2016	2017	2018
Net cash provided by operating activities	$764.4	$814.2	$696.7	$774.6
Capital expenditures, net	(69.4)	(136.8)	(78.5)	(86.9)
Free cash flow	$695.0	$677.4	$618.2	$687.7

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Jun 30, 2018	Mar 31, 2019	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019

Reconciliation of Income from Operations to Adjusted Income from Operations

Income from operations	$160.8	$168.0	$192.9	$247.9	$444.8
Transaction-related expenses	—	4.4	4.7	—	9.1
Non-core operating losses (income)	18.5	1.1	(0.1)	39.7	16.0
Impairment of assets held for sale, including goodwill	—	—	—	168.2	—
Acquisition and integration-related items	(7.9)	(4.1)	(4.2)	(7.9)	(12.6)
Restructuring costs	—	15.9	—	—	79.2
Loss on disposal activities	2.1	—	7.4	2.1	7.4
Amortization of intangible assets	28.4	25.8	25.7	89.0	77.2
Adjusted income from operations	$201.9	$211.1	$226.4	$539.0	$621.1

Reconciliation of Income Before Income Taxes to Adjusted Income Before Income Taxes

Income before income tax expense (benefit)	$108.2	$114.4	$142.0	$53.4	$287.9
Transaction-related expenses	—	4.4	4.7	—	9.1
Non-core operating losses (income)	18.6	1.1	(0.1)	39.8	16.0
Impairment of assets held for sale, including goodwill	—	—	—	168.2	—
Acquisition and integration-related items	(7.9)	(4.1)	(4.2)	(7.9)	(12.6)
Restructuring costs	—	15.9	—	—	79.2
Loss on disposal activities	2.1	—	7.4	2.1	7.4
Amortization of intangible assets	28.4	25.8	25.7	89.0	77.2
FX gain from forward currency contract	—	—	—	(9.1)	—
Financing charges in interest expense	2.6	2.4	2.4	49.7	7.2
Adjusted income before income tax expense (benefit)	$152.0	$159.9	$177.9	$385.2	$471.4

Reconciliation of Income Taxes to Adjusted Income Taxes

Income tax expense (benefit)	$33.1	$20.9	$36.6	$(38.4)	$23.9
Tax effect of the above adjustments…	2.3	13.0	5.8	34.3	47.3
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	—	41.7	1.5
Valuation allowances and other tax only items	—	(1.3)	(4.0)	—	26.8
Adjusted income tax expense	$35.4	$32.6	$38.4	$37.6	$99.5

…  Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Noncontrolling Interests to Adjusted Noncontrolling Interests

Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(14.2)	$(15.6)	$(21.7)	$(39.3)	$(50.9)
Acquisition and integration-related items, net of tax	1.4	0.4	0.4	1.4	1.2
Amortization of intangible assets included in NCI, net of tax	(2.8)	(3.2)	(2.9)	(8.6)	(9.1)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(15.6)	$(18.4)	$(24.2)	$(46.5)	$(58.8)

Reconciliation of Net Income Attributable to AECOM to Adjusted Net Income Attributable to AECOM

Net income attributable to AECOM	$60.9	$77.9	$83.7	$52.5	$213.1
Transaction-related expenses	—	4.4	4.7	—	9.1
Non-core operating losses (income)	18.5	1.1	(0.1)	39.7	16.0
Impairment of assets held for sale, including goodwill	—	—	—	168.2	—
Acquisition and integration-related items	(6.5)	(3.7)	(3.8)	(6.5)	(11.4)
Restructuring costs	—	15.9	—	—	79.2
Loss on disposal activities	2.1	—	7.4	2.1	7.4
Amortization of intangible assets	28.4	25.8	25.7	89.0	77.2
FX gain from forward currency contract	—	—	—	(9.1)	—
Financing charges in interest expense	2.6	2.4	2.4	49.7	7.2
Tax effect of the above adjustments…	(2.3)	(13.0)	(5.8)	(34.3)	(47.3)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	—	(41.7)	(1.5)
Valuation allowances and other tax only items	—	1.3	4.0	—	(26.8)
Amortization of intangible assets included in NCI, net of tax	(2.8)	(3.2)	(2.9)	(8.6)	(9.1)
Adjusted net income attributable to AECOM	$100.9	$108.9	$115.3	$301.0	$313.1

…  Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Jun 30, 2018	Mar 31, 2019	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019

Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share

Net income attributable to AECOM — per diluted share	$0.37	$0.49	$0.52	$0.32	$1.34
Per diluted share adjustments:
Transaction-related expenses	—	0.03	0.03	—	0.06
Non-core operating losses	0.11	0.01	—	0.24	0.10
Impairment of assets held for sale, including goodwill	—	—	—	1.04	—
Acquisition and integration-related items	(0.04)	(0.02)	(0.02)	(0.04)	(0.07)
Restructuring costs	—	0.10	—	—	0.50
Loss on disposal activities	0.01	—	0.05	0.01	0.05
Amortization of intangible assets	0.18	0.16	0.16	0.55	0.48
FX gain from forward currency contract	—	—	—	(0.06)	—
Financing charges in interest expense	0.02	0.02	0.02	0.31	0.05
Tax effect of the above adjustments…	(0.01)	(0.09)	(0.05)	(0.21)	(0.30)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	—	(0.26)	(0.01)
Valuation allowances and other tax only items	—	0.01	0.03	—	(0.17)
Amortization of intangible assets included in NCI, net of tax	(0.02)	(0.02)	(0.02)	(0.05)	(0.06)
Adjusted net income attributable to AECOM — per diluted share	$0.62	$0.69	$0.72	$1.85	$1.97
Weighted average shares outstanding — diluted	163.2	158.4	159.8	162.4	159.3

…  Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of EBITDA to Adjusted Income from Operations

EBITDA(1)	$212.4	$217.6	$236.2	$416.0	$586.8
Transaction-related expenses	—	4.4	4.7	—	9.1
Non-core operating losses (income)	18.7	1.1	(0.1)	39.9	16.0
Impairment of assets held for sale, including goodwill	—	—	—	168.2	—
Acquisition and integration-related items	(6.5)	(3.7)	(3.8)	(6.5)	(11.4)
Restructuring costs	—	15.9	—	—	79.2
Loss on disposal activities	2.1	—	7.4	2.1	7.4
FX gain from forward currency contract	—	—	—	(9.1)	—
Depreciation expense included in non-core operating losses and acquisition and integration expenses above	(3.7)	(0.2)	(0.2)	(7.5)	(0.6)
Adjusted EBITDA	$223.0	$235.1	$244.2	$603.1	$686.5
Other income	(2.7)	(4.3)	(4.8)	(17.5)	(12.7)
FX gain from forward currency contract	—	—	—	9.1	—
Interest income(2)	2.3	3.0	3.5	7.5	9.2
Depreciation(3)	(36.3)	(41.3)	(40.5)	(109.7)	(120.7)
Noncontrolling interests in income of consolidated subsidiaries, net of tax*	14.2	15.7	21.6	39.3	50.9
Acquisition and integration-related items included in NCI, net of tax	(1.4)	(0.4)	(0.4)	(1.4)	(1.2)
Amortization of intangible assets included in NCI, net of tax	2.8	3.3	2.8	8.6	9.1
Adjusted income from operations	$201.9	$211.1	$226.4	$539.0	$621.1

(1) See Reconciliation of Net Income Attributable to AECOM to EBITDA;    (2) Included in other income;    (3) Excludes depreciation from non-core operating losses, and acquisition and integration expenses

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Jun 30, 2018	Mar 31, 2019	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019

Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Design & Consulting Services Segment:
Income from operations	$120.4	$135.3	$147.2	$328.7	$402.0
Non-core operating losses (income)	0.7	(1.2)	(2.0)	1.9	(2.3)
Amortization of intangible assets	6.4	6.1	6.0	18.8	18.1
Adjusted income from operations	$127.5	$140.2	$151.2	$349.4	$417.8

Construction Services Segment:
Income (loss) from operations	$9.3	$23.6	$28.5	$(130.5)	$63.1
Transaction-related expenses	—	4.4	4.5	—	8.9
Acquisition and integration-related items	(7.9)	(4.1)	(4.2)	(7.9)	(12.6)
Non-core operating losses	17.9	2.3	2.5	37.9	18.9
Impairment of assets held for sale, including goodwill	—	—	—	168.2	—
Loss on disposal activities	2.1	—	7.4	2.1	7.4
Amortization of intangible assets	12.3	10.2	10.3	40.9	30.7
Adjusted income from operations	$33.7	$36.4	$49.0	$110.7	$116.4

Management Services Segment:
Income from operations	$66.2	$51.3	$52.5	$149.7	$154.9
Transaction-related expenses	—	—	0.2	—	0.2
Non-core operating income	—	—	(0.6)	—	(0.6)
Amortization of intangible assets	9.7	9.5	9.4	29.3	28.4
Adjusted income from operations	$75.9	$60.8	$61.5	$179.0	$182.9

AECOM

Regulation G Information

FY19 GAAP EPS Guidance based on Adjusted EPS Guidance

(all figures approximate)	Fiscal Year End 2019

GAAP EPS Guidance	$1.89 to $2.18
Adjusted EPS Excludes:
Amortization of intangible assets	$0.56
Acquisition and integration-related items	($0.09)
FY19 restructuring	$0.49
Financing charges in interest expense	$0.06
Year-to-date transaction-related expenses	$0.06
Year-to-date non-core operating losses	$0.10
Year-to-date loss on disposal	$0.05
Tax effect of the above items*	($0.37)
Tax expense associated with U.S. tax reform	($0.14)
Adjusted EPS Guidance	$2.60 to $2.90

*The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

FY19 GAAP Net Income Guidance based on Adjusted EBITDA Guidance

(in millions, all figures approximate)	Fiscal Year End 2019

GAAP Net Income Attributable to AECOM Guidance*	$302 to $348
Adjusted Net Income Attributable to AECOM Excludes:
Amortization of intangible assets, net of NCI	$89
Acquisition and integration-related items	($15)
FY19 restructuring	$79
Financing charges in interest expense	$10
Year-to-date transaction-related expenses	$9
Year-to-date non-core operating losses	$16
Year-to-date loss on disposal	$7
Tax effect of the above items**	($59)
Tax expense associated with U.S. tax reform	($22)
Adjusted Net Income Attributable to AECOM	$416 to $463
Adjusted EBITDA Excludes:
Adjusted interest expense	$200
Depreciation	$150
Taxes	$150
Adjusted EBITDA Guidance	$920 to $960

*Calculated based on the mid-point of AECOM’s fiscal year 2019 EPS guidance.

**The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

Note: the components in this table may not sum to the total due to rounding.

FY19 GAAP Tax Rate Guidance based on Adjusted Tax Rate Guidance

(all figures approximate)	Fiscal Year End 2019

GAAP Tax Rate Guidance	14%
Tax rate impact from adjustments to GAAP earnings	8%
Tax rate impact from inclusion of NCI deduction	3%
Effective Tax Rate for Adjusted Earnings Guidance	25%

FY19 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance

(in millions, all figures approximate)	Fiscal Year End 2019

GAAP Interest Expense Guidance	$220
Financing charges in interest expense	$10
Interest income	$10
Adjusted Interest Expense Guidance	$200